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                                                                     EXHIBIT 5.9

                        [HANNES SNELLMAN LETTERHEAD]

RYl

Herbalife International, Inc.
and each of the Guaranteeing Subsidiaries of the series B Notes (Listed on Schedule A hereto)
1800 Century Park East
Los Angeles, California 90067

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112



Dear Sirs,

HERBALIFE INTERNATIONAL FINLAND OY

            We have acted as Finnish counsel for Herbalife International Finland Oy (the "COMPANY") in connection with:

            (a) Supplemental Indenture dated as of 31 July 2002 made between, among others, the Company, Herbalife International, Inc., the Bank of New York (in such capasity, the "Trustee") and other Guaranteeing Subsidiaries (the "SUPPLEMENTAL INDENTURE");

            (b) The Guarantee dated as of 31 July 2002 issued by the Company and other Guarantors in favour of the Holders and the Trustee (as defined in the Indenture, dated June 27, 2002) in respect of the Guarantee Obligations (as defined in the Indenture) (the "GUARANTEE I");

            (c) Joinder to the Purchase Agreement dated as of 31 July 2002 issued by the Company and addressed to UBS Warburg LLC and relating to the Purchase Agreement dated June 21, 2002 among WH Acquisition Corp., Herbalife International, Inc. and UBS Warburg LLC (the " JOINDER TO THE PURCHASE AGREEMENT"); and

            (d) Joinder to the Registration Rights Agreement dated as of 31 July 2002 issued by the Company and addressed to UBS Warburg LLC (the "JOINDER TO THE REGISTRATION RIGHTS AGREEMENT")

            relating to the offer to exchange (the "EXCHANGE OFFER") 11 -3/4 % Series B Senior Subordinated Notes of Herbalife International, Inc. due 2010 for an equal principal amount of outstanding 11 -3/4 % Series A Subordinated Notes due 2010.


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            The documents referred to above in point (a) - (d) are herein referred to together as the "GUARANTEEING DOCUMENTS". The obligations guaranteed under the Guaranteeing Documents are hereafter referred to as the "GUARANTEED OBLIGATIONS".

            Terms defined in the Guaranteeing Documents shall have the same meaning herein unless otherwise defined herein.

            We have for the purposes of this opinion, examined the Guaranteeing Documents and the following documents:

            (a) the Articles of Association of the Company, dated as of 18 November 2002;

            (b) a resolution of the board of directors of the Company dated 31 July 2002 authorising among other things, the execution, delivery and performance of the Guaranteeing Documents; and

            (c) extract of the Trade Register in respect of the Company, dated as of 18 November 2002.


            We have relied upon the certificates and other documents examined and have not independently established their accuracy.

            This opinion expresses and describes legal concepts of Finnish law and is issued and may be relied upon only on the express condition that it and all the terms, words and expressions herein shall be governed by, construed and interpreted in accordance with Finnish law.

            This opinion is confined to matters of Finnish law as it stands on the date hereof. We have made no enquiry into the laws of any jurisdiction other than those of Finland and no opinion is expressed or implied with respect to such laws.

            In giving this opinion we have assumed:

            (a) the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of the original documents;

            (b) that each of the Guarantees and the Indenture are duly executed by and constitute a valid and legally binding obligation, in accordance with its terms, of each party thereto other than the Company;

            (c) that each of the Guarantees and the Indenture expressed to be governed by the laws of any jurisdiction other than those of Finland are legal, valid and binding under the laws by which they are stated to be governed; and

            (d) that all certificates and other documents on which we have expressed reliance remain accurate and that no additional matters would have been disclosed by a
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                  company search at the Finnish Trade Register if carried out since the carrying out of the search referred to above.

            On the basis of the above assumptions which we have, with your permission, not investigated further, and subject to the qualifications set out below, we are of the opinion that under the laws of Finland in force and as applied at the date hereof:

            (a) the Company is duly organised and validly existing under the laws of Finland and has full power and capacity to execute and deliver the Guaranteeing Documents to which it is a party;

            (b) the Guaranteeing Documents are in appropriate form to be admissible in evidence in the courts of Finland (after translation into the Finnish or Swedish language, if necessary) and are in proper legal form under the laws of Finland for the enforcement thereof against the Company under the laws of Finland;

            (c) the Company has taken all necessary corporate action to authorise the execution, delivery and performance by it of the Guaranteeing Documents and it has duly executed and delivered the Guaranteeing Documents;

            (d) subject to the qualification e) below, the choice of the law of the State of New York as the governing law of the Guaranteeing Documents, will be recognised and given effect by the courts of Finland and the provisions therein for the submission of Company to the jurisdiction of the courts of State of New York are legal, valid and binding on the Company. If the Guaranteeing Documents are sought to be enforced in Finland in accordance with the laws of the State of New York, United States of America, the courts of competent jurisdiction in Finland would recognize the choice of law and apply the laws of the State of New York, United States of America including the choice of law rules regarding perfection contained therein;

            (e) the Guaranteeing Documents constitute legal, valid and binding obligations of the Company enforceable against the company in accordance with their terms; and

            (f) subject to the qualification f) below, there are no legal impediments to access by the Trustee to the courts of Finland, nor shall the Trustee be required to qualify under any statute or law or to pay any franchise tax, stamp tax or other similar fee to gain such access, in respect of such Guaranteeing Documents, including a proceeding for the enforcement of a judgment by a court in the United States in favor of the Trustee, except for such fees as would be required of plaintiffs, both residents and non-residents, in seeking access to the courts of Finland.

            This opinion is subject to the following qualifications:

            (a) the terms and conditions of the Guaranteeing Documents are subject to bankruptcy, moratorium, reorganisation, insolvency and other laws affecting
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                  creditors' rights generally and may pursuant to the Finnish
                  Act on Contracts (statute 1929/228, as amended) be set aside or modified if held by court of law to be unreasonable and may also be subject to limitation of action by effluxion of time;

            (b) enforcement of the Guaranteeing Documents may be limited by general principles of equity; in particular, equitable remedies (such as an order for specific performance or an injunction) are discretionary remedies and may not be available under the laws of Finland where damages are considered to be an adequate remedy, and nothing in this opinion should be taken to indicate that any particular remedy necessarily would be available with respect to any particular provision of the Guaranteeing Documents in any particular instance;

            (c) since there are no specific rules or precedents in Finnish law applicable to transactions structured as the merger at hand, the enforcement of the Guaranteeing Documents may be limited by general principles of corporate law and the Finnish Companies Act (statute 734/1978, as amended) concerning, inter alia, the distribution of funds and duty to act in the best interests of the company;

            (d) any provision in any of the Guaranteeing Documents which involves (or indicates) an indemnity for legal costs or costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded the legal costs incurred by it in connection with the litigation or otherwise;

            (e) the application by a Finnish court of the laws of the State of New York in relation to the relevant Guaranteeing Documents is subject to:

                        i) the laws of the State of New York not being contrary to such Finnish mandatory public law which due to its public nature or general interest shall be considered to be applicable irrespective of the agreed choice of law;

                        ii) the application of the laws of the State of New York not resulting in an outcome contrary to the basic principles of the Finnish legal system; and

                        iii) sufficient evidence as to the contents of the laws of the State of New York is submitted to a Finnish court;

            (f) any final and conclusive judgement of a State of New York court or federal court of the United States of America is as such not enforceable in Finland but a Finnish title for execution is required for such enforcement. In seeking a Finnish court judgement or order to such effect the judgement of a State of New York court or federal court of the United States of America will constitute circumstantial evidence of questions of fact in the case concerned and evidence of the contents of the laws of the State of New York as applied on the matter in dispute;

            (g) as regards jurisdiction, a Finnish court may stay proceedings if concurrent proceedings are being brought elsewhere; and
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            (h)   Finnish courts may require that documents drawn up in English or any other language than Finnish or Swedish, and presented to the court shall be translated into Finnish or Swedish.

            We do not express any opinions herein as to any matter governed by any laws other than the laws of Finland as currently in force. It is rendered by us to you in the very matter and context specified herein. Our opinion may not, without our express consent, be divulged to or relied upon by others or referred to in any other matter or context whatsoever, except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-101188) under the Securities Act of 1933 on Form S-4 to be filed for the Exchange Offer.


            Yours very truly,

            HANNES SNELLMAN ATTORNEYS AT LAW LTD.


            Henrik Mattson
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SCHEDULE A

Herbalife International Do Brasil Ltda.
Herbalife (UK) Limited
Herbalife Europe Limited
Herbalife International Finland OY
Herbalife International of Israel (1990) Ltd.
Herbalife of Japan K.K.
Herbalife Internacional de Mexico, S.A. de C.V.
Herbalife Products de Mexico, S.A. de C.V.
Herbalife Sweden Aktiebolag
Herbalife China, LLC
Herbalife International of America, Inc.
Herbalife International Communications Inc.
Herbalife International Distribution, Inc.
Herbalife International of Europe, Inc.
Herbalife Taiwan, Inc.
Herbalife International (Thailand) Ltd.
WH Luxembourg CM S.a.R.L.
WH Luxembourg Intermediate Holdings S.a.R.L.
WH Luxembourg Holdings S.a.R.L.
WH Intermediate Holdings Ltd.